Exhibit 99.2

RIGETTI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes thereto included in Exhibit 99.1 to this Current Report on Form 8-K (the “Report”). This discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” “will,” “continue,” “project,” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those we describe under “Risk Factors” and elsewhere in this Report and in our definitive proxy statement and final prospectus, dated February 9, 2022 (the “Proxy Statement/Prospectus”), that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.

For purposes of this discussion, “Rigetti,” “the Company,” “we,” “us” or “our” refer to Rigetti Holdings, Inc. and its subsidiaries prior to the consummation of the Business Combination and Rigetti Computing, Inc. after the consummation of the Business Combination, unless the context otherwise requires.

Capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the Proxy Statement/Prospectus.

Overview

On October 5, 2021, pursuant to an agreement and plan of merger (the “Holding Company Merger Agreement”) by and among Rigetti & Co, Inc., Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub, Inc., Rigetti Intermediate Merger Sub, Inc. merged with and into Rigetti & Co, Inc., with Rigetti & Co, Inc. surviving such merger as a wholly owned subsidiary of Rigetti Holdings, Inc., with all of the outstanding equity securities of Rigetti & Co, Inc. exchanged for identical equity securities of Rigetti Holdings, Inc. and on October 6, Rigetti & Co, Inc. was converted into a Delaware limited liability company and continues as “Rigetti & Co, LLC”. As the transactions described above were among entities under common control and the exchange was made on a one-for-one basis, this merger had no impact on the historical financial statements of Rigetti & Co, Inc. The financial results of Rigetti Holdings, Inc. refer to the financial results of the Rigetti & Co, Inc. and Rigetti & Co, LLC.

The Company builds quantum computers and the superconducting quantum processors that power them. The Company believes quantum computing represents one of the most transformative emerging capabilities in the world today. By leveraging quantum mechanics, the Company’s quantum computers process information in fundamentally new, more powerful ways than classical computers. When scaled, it is anticipated that these systems will be poised to solve problems of staggering computational complexity at unprecedented speed.

With the goal of unlocking this opportunity, Rigetti has developed the world’s first multi-chip quantum processor for scalable quantum computing systems. Rigetti believes that this patented and patent pending, modular chip architecture is the building block for new generations of quantum processors that it expects to achieve a clear advantage over classical computers.

Rigetti’s long-term business model centers on revenue generated from quantum computing systems made accessible via the cloud in the form of Quantum Computing as a Service (“QCaaS”) products. Additionally, Rigetti is working to further develop a revenue stream and forging important customer relationships by entering into technology development contracts with various partners.

Rigetti is a vertically integrated company. Rigetti owns and operates Fab-1, a dedicated and integrated laboratory and manufacturing facility, through which Rigetti owns the means of producing its breakthrough multi-chip quantum processor technology. Rigetti leverages its chips through a full-stack product development approach, from quantum chip design and manufacturing through cloud delivery. Rigetti believes this full-stack development approach offers both the fastest and lowest risk path to building commercially valuable quantum computers.

Rigetti has been generating revenue since 2018 through partnerships with government agencies and commercial organizations; however, Rigetti has not yet generated profits. Rigetti has incurred significant operating losses since inception. Rigetti’s net losses were $38.2 million for the 11 months ended December 31, 2021, and $26.1 million for the year ended January 31, 2021, and it expects to continue to incur significant losses for the foreseeable future As Rigetti expects to continue to invest in research and development infrastructure. As of December 31, 2021, Rigetti had an accumulated deficit of $207.1 million.

The Business Combination and PIPE Financing

On October 6, 2021, Supernova entered into the Merger Agreement by and among Supernova, First Merger Sub, Second Merger Sub, and Rigetti. On March 2, 2022, the Business Combination was consummated and in connection with the closing, Supernova changed its name to “Rigetti Computing, Inc.”

While the legal acquirer in the Merger Agreement is Supernova, for financial accounting and reporting purposes under GAAP, Rigetti is the accounting acquirer and the Mergers are accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of Rigetti represent the continuation of the financial statements of Rigetti in many respects. Under this method of accounting, Supernova is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Rigetti is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Rigetti (i.e., a capital transaction involving the issuance of stock by Supernova for the stock of Rigetti).

Upon consummation of the Business Combination, the most significant change in Rigetti’s reported financial position and results of operations is an increase in cash (as compared to Rigetti’s balance sheet at December 31, 2021) of $204.9 million, including $147.5 million in gross proceeds from the PIPE Financing offset by transaction specific expenses. Total direct and incremental transaction costs of Supernova and Rigetti totaled approximately $46.4 million, substantially all of which is offset to additional-paid-in-capital as costs in connection with the reverse recapitalization.

As a result of the Business Combination, Rigetti became subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and listing standards of the Nasdaq Capital Market, which will necessitate Rigetti to hire additional personnel and implement procedures and processes to address such public company requirements. Rigetti expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

COVID- 19 Update

The COVID-19 pandemic continues to evolve rapidly and the Company intends to continue to monitor it closely.

The evolution of the virus is unpredictable and any resurgence may slow down Rigetti’s ability to develop its quantum computing products and related services. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components, services and materials. Rigetti may also experience an increase in the cost of raw materials.

The full impact of the COVID-19 pandemic continues to evolve as of the date of the filing of this Report. As such, the full magnitude of the pandemic’s effect on Rigetti’s financial condition, liquidity and future results of operations is uncertain. Management continues to actively monitor Rigetti’s financial condition, liquidity, operations, suppliers, industry and workforce.

Impacts of the COVID-19 pandemic, some of which we have already experienced, include those described throughout the “Risk Factors” section entitled “Risk Factors” in the proxy statement/prospectus, including “A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide could adversely affect our business.”

Rigetti’s Change in Fiscal Year

In October 2021, the board of directors of Rigetti approved a change to Rigetti’s fiscal year-end from January 31 to December 31, effective December 31, 2021. The Company believes the year-end change is important and useful to its financial statement users to allow for increased comparability with its industry peers. As a result of this change, Rigetti’s fiscal year 2021 covers a period of 11 months from February 1, 2021 to December 31, 2021. Financial statements for the prior fiscal year ended January 31, 2021 continue to be presented on the basis of the previous fiscal year end which includes 12 months ended January 31, 2021.

Key Components of Results of Operations

Revenue

Rigetti generates revenue through its QCaaS offerings, as well as from its development contracts and other services including training and provision of quantum computing components. Development contracts are generally multi-year, non-recurring arrangements pursuant to which Rigetti provides professional services regarding collaborative research in practical applications of quantum computing to technology and business problems within the customer’s industry or organization and assists the customer in developing quantum algorithms and applications to assist in providing commercial value to the customer in areas of business interest. QCaaS revenue is recognized on a ratable basis over the contract term or on a usage basis, which generally ranges from three months to two years. Revenue related to development contracts and other services is recognized as the related milestones are completed or over time, as the work required to complete these milestones is completed. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer.

Cost of Revenue

Cost of revenue consists primarily of all direct and indirect cost associated with providing QCaaS offerings and development contracts and other services, including employee salaries and employee related costs, including compensation, bonuses, employee taxes and benefit costs of program management and personnel associated with the delivery of goods and services to customers. Cost of revenue also includes an allocation of facility costs, depreciation and amortization directly related to providing the QCaaS offerings and development contracts and other services. Rigetti expects cost of revenue to increase as it continues to expand on its operations, enhance its service offerings and expand its customer base.

Operating Expenses

Our operating expenses consist of sales and marketing, general and administrative and research and development expenses.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation including stock-based compensation, employee benefits of sales and marketing employees, outside consultants fees, travel and marketing and promotion costs. Rigetti expects selling and marketing expenses to increase as it continues to expand on its operations, enhance its service offerings, expand its customer base, and implement new marketing strategies.

General and Administrative

General and administrative expenses include compensation, employee benefits, stock-based compensation, legal, insurance, finance administration and human resources, an allocation of facility costs (including leases), bad debt costs, professional service fees, and an allocation of other general overhead costs including depreciation and amortization to support Rigetti’s operations, which consists of operations other than associated with providing QCaaS offerings and development contracts and other services. Rigetti expects its general and administrative expenses to increase as it continues to grow its business. Rigetti also expects to incur additional expenses as a result of operating as a public company.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses include compensation, employee benefits, stock-based compensation, outside consultant fees, allocation of facility costs, depreciation and amortization, materials and components purchased for research and development. Rigetti expects research and development expenses to increase as it invests in the enhancement of its product offerings. Rigetti does not currently capitalize any research and development expenditures.

Provision for Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Rigetti has recorded a full valuation allowance against its deferred tax assets.

Results of Operations

Comparison of the Eleven Months Ended December 31, 2021, and Year Ended January 31, 2021

The following tables set forth Rigetti’s results of operations for the periods indicated:

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021	$Change	% Change
	( In thousands)
Revenue	$8,196	$5,543	$2,653	48%
Cost of revenue	1,623	1,492	131	9%

Total gross profit	6,573	4,051	2,522	62%
Operating expenses:
Research and development	26,928	24,099	2,829	12%
General and administrative	11,299	13,158	(1,859)	-14%
Sales and marketing	2,475	1,886	589	31%

Total operating expenses	40,702	39,143	1,559	4%

Loss from operations	$(34,129)	$(35,092)	$963	-3%

Other (expense) income, net:
Gain on extinguishment of debt	—	8,914	(8,914)	nm
Change in fair value of warrant liability	(1,664)	—	(1,664)	nm
Interest expense	(2,465)	(52)	(2,413)	nm
Interest income	10	60	(50)	-83%
Other income	7	42	(35)	-83%

Total other (expense) income, net	(4,112)	8,964	(13,076)
Net loss before provision for income taxes	(38,241)	(26,128)	(12,113)
Provision for income taxes	—	—	—

Net loss	$(38,241)	$(26,128)	$(12,113)

The results of operations for the period ended December 31, 2021 relate to an 11-month period as compared to the 12-month period ended January 31, 2021. Some of the variances in operating results between these periods are primarily attributable to the fewer number of operating months in the current period ended December 31, 2021.

Revenue

Revenue increased $2.7 million, or 48%, to $8.2 million for the 11 months ended December 31, 2021, up from $5.5 million for the year ended January 31, 2021. The period over period growth is primarily attributable to an increase of $2.6 million in revenue due to onboarding new development contracts with a few U.S. government agencies during the 11 months ended December 31, 2021 combined with an expansion in scope of work for existing customers of $0.1 million.

Cost of Revenue

Cost of revenue increased $0.1 million, or 9%, to $1.6 million for the 11 months ended December 31, 2021, as compared to $1.5 million for the year ended January 31, 2021. The increase was mainly attributable to the increased sub-contract costs of $0.3 million offset by lower employee costs of $0.2 million due to the lower number of operating months in the current period ended December 31, 2021. The Company expects cost of revenue to increase as it continues to expand on its operations, enhance its service offerings, expand its customer base.

Operating Expenses

Research and Development Expenses

Research and development expenses increased by $2.8 million, or 12%, to $26.9 million for the 11 months ended December 31, 2021, from $24.1 million for the year ended January 31, 2021. The increase was primarily attributable to a $1.6 million increase in payroll related costs in the 11 months ended December 31, 2021 due to an increase in headcount and the absence of cost savings in salaries, material and consultant costs experienced in the prior year due to stoppage of work as a result of the COVID-19 pandemic. Additionally, as a result of a continued investment in research and development activities, costs of direct materials, and information technology expenses increased by $1.2 million, and depreciation expense increased by $0.2 million during the 11 months ended December 31, 2021 as compared to the year ended January 31, 2021. The increase was offset by a total $0.2 million reduction in other expenses as a result of COVID-19 related severance payments in the prior comparable period. Rigetti expects research and development expenses to increase as it invests in the enhancement of its product offerings, including with respect to cost of building QPU fridges, quantum chip fabrication costs and general salaries and wages.

Sales and Marketing Expenses

Sales and marketing increased $0.6 million, or 31%, to $2.5 million for the 11 months ended December 31, 2021 from $1.9 million for the year ended January 31, 2021. The increase was primarily driven by a $0.9 million increase in payroll related costs for the 11 months ended December 31, 2021 as compared to the year ended January 31, 2021 during which the Company experienced a reduction in headcount and lower material and consultant costs due to stoppage of work as a result of the COVID-19 pandemic, offset by a $0.3 million decrease in other expenses related to marketing and promotion which did not recur during the 11 months ended December 31, 2021. Rigetti expects selling and marketing expenses to increase as it continues to expand on its operations, enhance its service offerings, expand its customer base, and implement new marketing strategies, including with respect to customer acquisition efforts and general marketing campaigns.

General and Administrative Expenses

General and administrative expenses decreased by $1.9 million, or 14%, to $11.3 million for the 11 months ended December 31, 2021, from $13.2 million for the year ended January 31, 2021. The decrease was attributable to a decrease in facility costs of $0.5 million as a result of subleasing out certain properties during the 11-month period ended December 31, 2021, lower consultant costs of $0.5 million due to the hiring of full time employees, lower stock compensation expense of $0.4 million, lower corporate legal fees due to absence of non-recurring financing-related legal fees of $0.8 million incurred during the year ended January 31, 2021 and fewer operating months in the current period. These overall decreases were partially offset by an increase in headcount in the 11 months ended December 31, 2021 as a result of hiring senior executives and incentive compensation for executive employees of approximately $0.5 million and an increase of approximately $0.2 million related to the change in fair value of forward contract liabilities for the 11 months ended December 31, 2021. A discussion of change in fair value of forward contract agreement liability is included in Note 11 to Rigetti’s consolidated financial statements for the 11 months ended December 31, 2021, included in Exhibit 99.1 to this Report. Rigetti expects its general and administrative expenses to increase as it continues to grow its business and as a result of increased costs operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Other Income (Expense), net

Interest Expense

Interest expense was $2.5 million for the 11 months ended December 31, 2021, from $52,000 for the year ended January 31, 2021. As the Company did not have interest bearing debt in the previous comparable period, the increase in expense was a result of a Loan and Security Agreement entered into during the eleven- month period ended December 31, 2021.

Gain on Extinguishment of Debt

Gain on extinguishment of $8.9 million was the result of the conversion of outstanding convertible notes in the year ended January 31, 2021, and as compared to the absence of such one-off event during the 11 months period ended December 31, 2021.

Change in Fair Value of Warrant Liabilities

A discussion of change in fair value of warranty liabilities is included in Note 10 to Rigetti’s consolidated financial statements for the eleven-month period ended December 31, 2021, included in Exhibit 99.1 to this Report.

Liquidity and Capital Resources

Rigetti has incurred net losses since inception, and experienced negative cash flows from operations. As of December 31, 2021, the Company financed its operations primarily through the issuance of preferred stock, warrants and convertible notes and raised gross proceeds of $203 million. During the 11 months ended December 31, 2021, Rigetti incurred net losses of $38.2 million. As of December 31, 2021, Rigetti had an accumulated deficit of $207.1 million. As of December 31, 2021, Rigetti had cash of $11.7 million. In connection with the closing of the Business Combination on March 2, 2022, Rigetti received gross proceeds of approximately $261.7 million. Rigetti expects to incur additional losses and higher operating expenses for the foreseeable future. The Company believes that its existing cash and cash equivalents and net proceeds from the Business Combination should be sufficient to meet its anticipated operating cash needs for at least the next 12 months based. This estimate is based on its current business plan and expectations and assumptions in light of current macroeconomic conditions. Rigetti has based these estimates on assumptions that may prove to be wrong, and could use its available capital resources sooner than it currently expects, and future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section entitled “Risk Factors” in the proxy statement/prospectus.

Rigetti’s primary uses of cash are to fund its operations as it continues to grow its business. Rigetti will require a significant amount of cash for expenditures as it invests in ongoing research and development and business operations. Until such time as Rigetti can generate significant revenue from sales of its development contracts and other services, it expects to finance its cash needs through borrowings under its Loan Agreement and equity or debt financings or other capital sources, including development contract revenue with government agencies and strategic partnerships. To the extent that Rigetti raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Rigetti is unable to raise additional funds through equity or debt financings when needed, it may be required to delay, limit, or substantially reduce its quantum computing development efforts. Rigetti’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included in the proxy statement/prospectus.

Loan and Security Agreement

On March 10, 2021, Rigetti & Co, Inc., as borrower (the “Borrower”), entered into a Loan and Security Agreement (as amended, the “Loan Agreement”) with Trinity Capital Inc., as lender, for term loans with a principal amount of $12.0 million, bearing an interest rate of the greater of 7.5% plus the prime rate published by the Wall Street Journal or 11.0%. In addition, the Borrower is required to pay a final payment fee equal to 2.75% of the aggregate amount of all term loan advances. The term loans under the Loan Agreement are secured by all of the assets of the Borrower. The Loan Agreement contains customary representations, warranties and covenants, but does not include any financial covenants. The negative covenants include restrictions on the ability to incur indebtedness, pay dividends, execute fundamental change transactions, and other specified actions. In connection with entry into the Loan Agreement, the Borrower issued a warrant to purchase shares of Borrower’s common stock to Trinity.

On May 18, 2021, Borrower entered into a first amendment to the Loan Agreement (“First Amendment), which modified certain financial covenants, including an additional good faith deposit of $20,000 and adding a tranche B to the Loan Agreement in an aggregate amount of $15.0 million, consisting of two advances of $8.0 million and $7.0 million each. In connection with the First Amendment, the maturity date was modified to be the date equal to 48 months from the first payment date of each specific cash advance. In connection with the First Amendment, Borrower cancelled the initial warrants and issued a warrant to purchase 995,099 shares of Borrower’s common stock.

On October 21, 2021, Borrower entered into a second amendment to the Loan Agreement (the “Second Amendment”), which modified the date requiring Borrower to deliver evidence of completion of the PIPE transaction and execution of a definitive merger agreement with a special purpose acquisition company to October 31, 2021.

As of December 31, 2021, the total principal amount outstanding under Loan Agreement was approximately $27.0 million.

In January 2022, Borrower entered into the third amendment to the Loan Agreement (“Third Amendment”) to increase the debt commitment to $32.0 million. The amendment allows Borrower to draw an additional $5.0 million immediately with an additional $8.0 million to be drawn at the sole discretion of the lender. Borrower drew the additional $5.0 million upon signing the amendment. Other modifications per the amendment included an extension of the requirement to raise an additional $75 million of equity and a defined exit fee for the additional $5.0 million to be at 20% of the advanced funds under the amendment. In conjunction with the amendment, Borrower also guaranteed payment of all monetary amounts owed and performance of all covenants, obligations and liabilities.

The Loan Agreement is secured by a first-priority security interest in substantially all of the Borrower’s assets. In addition, in January 2022, Rigetti entered into a Guaranty Agreement with Trinity Capital pursuant to which Rigetti guarantees all of the payment obligations of Borrower under the Loan Agreement.

As of the date of this Report, the Company is in compliance with all covenants under the Loan Agreement.

Our cash commitments as of December 31, 2021 were primarily as follows:

	Total	Short-Term	Long-Term
Financing obligations	$24,791,032	$1,290,538	$23,500,494
Operating lease obligations	4,674,898	1,807,759	2,867,139

Total	$29,465,930	$3,098,297	$26,367,633

Financing obligations consist of principal and unamortized financing costs related to the Loan and Security Agreement. Operating lease obligations consist of obligations under non-cancelable operating leases for our offices and facilities. The cash requirements in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

Historical Cash Flows

The following table summarizes Rigetti’s cash flows for the periods indicated:

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021
Net cash used in operating activities	$(29,043)	$(30,067)
Net cash used in investing activities	(7,008)	(4,400)
Net cash provided by financing activities	25,582	56,289

Cash Flows Used in Operating Activities

Rigetti’s cash flows from operating activities are significantly affected by the growth of its business primarily related to research and development, sales and marketing, and general and administrative activities. Rigetti’s operating cash flows are also affected by its working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities decreased by $1.0 million, or 3%, when comparing the 11 months ended December 31, 2021, to the year ended January 31, 2021. The decrease was primarily due to a shorter period of 11 months, higher revenue of $2.6 million earned and collected than the prior year, offset by an increase in employee related costs and temporary and permanent operational, administrative, and development expense totalling $1.6 million during the 11 months period ended December 31, 2021 as a result of gradually resuming operations following the temporary work stoppage in 2020 due to the COVID-19 pandemic. As compared to the year ended January 31, 2021, the Company took cost reduction efforts including headcount reductions in compensation of employees at certain levels, sub-leasing of corporate offices and elimination of certain employee benefits in reaction to the COVID-19 pandemic.

Net cash used in operating activities during the 11 months ended December 31, 2021, was $29.0 million, resulting primarily from a net loss of $38.2 million, adjusted for non-cash charges of $4.7 million in depreciation, $1.8 million in stock-based compensation, $1.7 million in change of fair value of derivative warrant liabilities related to the Loan and Security Agreement, $0.7 million in amortization of debt financing costs, and $0.2 million due to the change in fair value of forward contract liabilities. These non-cash charges were partially offset by adjustments for changes in operating assets and liabilities seen during the period. Changes in operating assets and liabilities was $0.2 million, which primarily consisted of an increase in accounts receivable of $1.06 million, an increase in prepaid and current assets of $0.31 million, a decrease in accounts payable of $0.39 million, and a decrease in other liabilities for $0.09 million, partially offset by an increase in deferred revenue of $0.49 million and an increase in accrued expenses and other liabilities of $1.55 million. The increase in deferred revenue was due to revenue not being recognized while billing has happened, the increase in accounts receivable and decrease in accounts payable was due to the timing of customer/vendor invoicing and payments. The increase in prepaid expenses and other current assets was due to advance payment for goods or services that were expected to be recognized or realized within the next 12 months period as of December 31, 2021. The increase in accrued expenses and other liabilities was due to increased research and development activity seen during the 11 months period ended December 31, 2021.

Net cash used in operating activities during the year ended January 31, 2021, was $30.1 million, resulting primarily from a net loss of $26.1 million, adjusted for non-cash charges of $4.3 million in depreciation, $2.6 million in stock-based compensation, and $8.9 million for a one-time gain on extinguishment of debt relating to the conversion of convertible notes. These non-cash charges were partially offset by adjustments for changes in operating assets and liabilities seen during the period. Changes in operating assets and liabilities was $1.9 million, which consisted of a decrease in deferred revenue and accounts payable of $1.7 million and $1.9 million, respectfully, partially offset by increases in accrued expenses and other liabilities of $1.8 million. The decrease in deferred revenue was due to revenue being recognized on contracts with customers, and the decrease in accounts payable was due to the timing of vendor invoicing and payments. The increase in accrued expenses and other liabilities was due to research and development activity seen during the year ended January 31, 2021.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the 11 months ended December 31, 2021, was $7.0 million, resulting solely from the additions of $7.0 million to property and equipment. Investments made into property and equipment during this period relate primarily to process computing equipment, QPU fridge equipment and development tools for our chip fabrication facility. Net cash used in investing activities during the 11 months ended December 31, 2021, increased by $2.6 million compared to what was seen in the year ended January 31, 2021, largely as a result of increased investment in research and development infrastructure, offset partially by reporting one month less of cash flows in the 11 months period ended December 31, 2021.

Net cash used in investing activities during the year ended January 31, 2021, was $4.4 million, representing additions of $4.4 million to property and equipment. Investments made into property and equipment during this period relate primarily to process computing equipment, fridge equipment and development tools for our chip fabrication facility.

Cash Flows provided by Financing Activities

Net cash provided by financing activities during the 11 months ended December 31, 2021, was $25.6 million, reflecting proceeds from the issuance of debt and warrants of $27.0 million associated with the Loan and Security Agreement, less cash payment on debt issuance cost of $0.2 million, proceeds from issuance of common stock upon exercise of stock options and warrants for a total $0.4 million, offset by payment for deferred offering costs of $1.5 million associated with certain capitalized legal, accounting and other third-party fees that are directly associated with the in-process probable equity financings until such financings are consummated.

Net cash provided by financing activities during the year ended January 31, 2021, was $56.3 million, reflecting proceeds from the issuance of convertible notes in the amount of $2.2 million, and net proceeds from issuance of preferred stock and warrants in the amount of $54 million as a result of the recapitalization that occurred in February of 2020. See Note 8 of Rigetti’s audited financial statements for year ended January 31, 2021 included elsewhere in this Report.

Critical Accounting Policies and Estimates

Rigetti’s audited consolidated financial statements included in Exhibit 99.1 to this Report have been prepared in accordance with U.S. GAAP. Preparation of these financial statements requires Rigetti to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Rigetti also makes estimates and assumptions on revenue generated and reported expenses incurred during the reporting periods. Rigetti’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While Rigetti’s significant accounting policies are described in the notes to its financial statements included elsewhere in this Report, Rigetti believes the following critical accounting policies are most important to understanding and evaluating its reported financial results.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of three years for furniture and other assets and information technology hardware (“IT hardware”), seven years for process equipment, and three to ten years for quantum computing fridges. Leasehold improvements are amortized over the shorter of the lease-term or the estimated useful life of the related asset. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in other income (loss) in the consolidated statements of operations.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The Company evaluates goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate that the asset may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows. Goodwill is tested for impairment by comparing the reporting unit’s carrying value, including goodwill to the fair value of the reporting unit. The Company has one reporting unit and for its annual goodwill impairment test, the Company determined the fair value of its reporting unit based on its enterprise value. The Company may elect to utilize a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If, after assessing the qualitative factors, the Company determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value, an impairment analysis will be performed. There was no goodwill impairment recorded for the 11 months ended December 31, 2021 and year ended January 31, 2021.

Redeemable Convertible Preferred Stock Warrant Liability

Redeemable convertible preferred stock warrants are classified as liabilities on the consolidated balance sheet. The warrants are subject to remeasurement at each consolidated balance sheet date, and any change in fair value is recognized as a component of other income (expense). The fair value of these warrants is determined by Rigetti based on the Black-Scholes option-pricing valuation model, which requires the input of highly subjective assumptions, including the estimated fair value of the underlying redeemable convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividends and expected volatility of the price of the underlying redeemable convertible preferred stock. In conjunction with the Bustiness Combination, Rigetti will adjust the liability for changes in fair value of whereby all redeemable convertible preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified into stockholders’ deficit.

Prior to the year ended January 31, 2020, Rigetti had issued a warrant to acquire 14,958 shares of series B-2 redeemable convertible preferred stock in conjunction with a revenue contract (see “Revenue Recognition” for additional details). The series B-2 redeemable convertible preferred stock warrants had a 10-year contractual term and an exercise price of $0.000001 per share. Rigetti had classified the series B-2 redeemable convertible preferred stock warrants as liabilities due to the contingently redeemable nature of the underlying series B-2 redeemable convertible preferred stock. In January 2020, the holder, pursuant to the revenue contract, exercised the series B-2 redeemable convertible preferred stock warrant in full, with Rigetti receiving the nominal cash exercise price. As part of the exercise, Rigetti estimated that the fair value of the series B-2 redeemable convertible preferred stock warrant was $122,000 (no change in fair value identified), and this fair value was reclassified as a component of the carrying value of the series B-2 redeemable convertible preferred stock.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815, “Derivatives and Hedging” (“ASC 815”) at the initial recognition.

Certain of the warrants issued and outstanding are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period until exercised. The fair value of the warrant liabilities issued were initially measured using the Black-Scholes model and will be subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. Derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The company issued a total of 995,099 common stock warrants in conjunction with Loan and Security Agreement in 2021. The Company utilized Black-Scholes model to determine grant fair value of the warrants which was approximately $2,690,574 which was recorded as part of the Debt Issuance Cost. The change in fair value of the warrants from issuance date through December 31, 2021 of $1,664,133 was driven primarily by an increase in the fair value of the Company’s stock that occurred as a result of the Merger. The Company recorded a total loss of $1,664,133 to Change in Fair Value of Warrant Liability as a component of other income in the consolidated statement of operations for the 11 months ended December 31, 2021.

The outstanding common stock warrants were recognized as liabilities on the consolidated balance sheet and were measured at their inception date fair value using the Black-Scholes model and will be subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. The Company did not have any Common stock warrants classified as liabilities as of January 31, 2021.

Revenue Recognition

Revenue consists primarily from Rigetti’s contracts that provide access to Rigetti quantum computing systems, collaborative research services, professional services, and the sale of custom quantum computing components. Access to Rigetti quantum computing systems can be purchased as a quantum computing subscription, or on a usage basis for a specified quantity of hours. Revenue related to subscription-based access to Rigetti quantum computing systems (i.e, quantum computing subscriptions) is recognized on a ratable basis over the subscription term, which can range from three months to two years. Revenue related to usage-based access to Rigetti quantum computing systems is recognized over time as the systems are accessed using an output method based on compute credit hours expended. Revenue related to collaborative research services and professional services is recognized over time as the services are provided using an input measure based on actual labor hours incurred to date relative to total estimated labor hours needed to complete the program or total contracted hours over the program period. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer.

Rigetti’s fixed fee development contracts vary in term from one to five years, with the majority of such contracts having a term of 18 months to two years. When establishing the pricing for our fixed fee arrangements, we determine the pricing based on estimated costs to complete and expected margins taking into account the scope of work outlined within the contract being evaluated and our historical experience with similar services and contracts. Actual costs incurred over the period in which these contracts are fulfilled could vary from these estimates and therefore, these estimates are subject to uncertainty. On a quarterly basis, management reviews the progress with respect to each contract and its related milestones and evaluates whether any changes in estimates exists. As a result of the quarterly reviews, revisions in the estimated effort to complete the contract are reflected in the period in which the change is identified. These revisions may impact the overall progress related to transfer of control and therefore, result in either increases or decreases in revenues, as well as, increase or decreases in fulfillment costs and contract margins. In accordance, with ASC No. 250, Accounting Changes and Error Corrections, any changes in estimates are reflected in Rigetti’s consolidated statements of operations in the period in which the circumstances that give rise to the revision become known to the management. To date, Rigetti has not experienced any changes in estimates that have had a material impact on Rigetti’s results from operations or financial position.

When Rigetti’s contracts with customers contain multiple performance obligations, the transaction price is allocated on a relative standalone selling price basis to each performance obligation. Rigetti typically determines standalone selling price based on observable selling prices of its products and services. In instances where standalone selling price is not directly observable, standalone selling price is determined using information that may include market conditions and other observable inputs. Standalone selling price is typically established as a range. In situations in which the stated contract price for a performance obligation is outside of the applicable standalone selling price range and has a different pattern of transfer to the customer than the other performance obligations in the contract, Rigetti will reallocate the total transaction price to each performance obligation based on the relative standalone selling price of each.

The transaction price is the amount of consideration to which Rigetti expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Rigetti’s contracts with customers may include renewal or other options at fixed prices. Determining whether such options are considered distinct performance obligations that provide the customer with a material right and therefore should be accounted for separately requires significant judgment. Judgment is required to determine the standalone selling price for each renewal option to determine whether the renewal pricing is reflective of standalone selling price or is reflective of a discount that would provide the customer with a material right. Based on Rigetti’s assessment of standalone selling prices, Rigetti determined that there were no significant material rights provided to its customers requiring separate recognition.

Stock-Based Compensation

Rigetti’s stock-based compensation program grants awards that may include stock options, restricted and unrestricted stock awards and restricted stock units. For equity-classified stock option grants, the fair value of the option grants are estimated as of the date of grant using a Black-Scholes option valuation model, which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term participants will retain their vested stock options before exercising them, the estimated volatility of its common stock price over the expected term, the risk-free rate, and expected dividend yield. For equity-classified restricted stock awards, the fair value of the restricted stock awards are based on the fair value of the Company’s common stock on the date of grant. The estimated fair values of the employee stock awards are then expensed over the requisite service period, which is generally the awards’ vesting period, and uses the straight-line method to recognize stock-based compensation.

The accounting for equity-classified awards granted to consultants and nonemployees is largely consistent with the accounting for such awards granted to employees, with the exception that the fair value of the awards may be measured based on the expected term or the contractual term of the award and the fair value is recognized in the same period and in the same manner Rigetti would if it had paid cash for the related services.

Rigetti has elected to account for forfeitures of employee stock awards as they occur. Upon any exercise of stock option awards, Rigetti issues new shares of common stock, unless there are treasury shares available for reissuance at that time.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Rigetti’s financial position and results of operations is disclosed in Note 2 of Rigetti’s audited consolidated financial statements included elsewhere in this Report.

Quantitative and Qualitative Disclosures about Market Risk

Rigetti is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact its financial position due to adverse changes in financial market prices and rates. Rigetti’s market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

As of December 31, 2021, and January 31, 2021, cash consisted primarily of checking and savings deposits, restricted cash consists of cash secured as collateral for letters of credit in favor of Rigetti’s landlord and its corporate credit card program. Rigetti invests its excess cash in low-risk, highly liquid money market funds and certificates of deposit with a major financial institution. Rigetti’s investment policy is focused on the preservation of capital and supporting its liquidity needs. Under the policy, Rigetti invests in highly rated securities, issued by the U.S. government or liquid money market funds. Rigetti does not invest in financial instruments for trading or speculative purposes, nor does Rigetti use leveraged financial instruments. Rigetti utilizes external investment managers who adhere to the guidelines of its investment policy.

Concentration of Credit Risk

Rigetti deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold Rigetti’s cash and cash equivalents are financially sound and, accordingly, management believes that minimal credit risk exists with respect to cash and cash equivalents.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Rigetti is an emerging growth company and plans to take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare Rigetti’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

Rigetti will be an emerging growth company under the JOBS Act until the earliest of (a) the last day of Rigetti’s first fiscal year following the fifth anniversary of the completion of Supernova’s initial public offering, (b) the last date of Rigetti’s fiscal year in which Rigetti has total annual gross revenue of at least $1.07 billion, (c) the date on which Rigetti is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Rigetti has issued more than $1.0 billion in non-convertible debt securities during the previous three years.